Exhibit 10.19

AMENDMENT

Westvaco Corporation 1999 Salaried Employee Stock Incentive Plan

The following resolution was adopted by the Board of Directors of MeadWestvaco Corporation on January 23, 2007:

FURTHER RESOLVED, that the Westvaco Corporation 1999 Salaried Employee Stock Incentive Plan shall be revised by amending Section 5, Adjustment for Changes in Capitalization, to read as follows:

“The aggregate number of common shares authorized under Section 3 and the number of shares subject to stock options, stock appreciation rights or Restricted Stock grants, and the individual grant limits in Section 4, above, shall be automatically adjusted on an equitable basis by the Committee on the same basis for any changes in the number of outstanding common shares in the event of a recapitalization, stock split, stock dividend, merger, spinoff, or any other similar change in capitalization. There shall also be a similar adjustment in the number and kind of shares subject to outstanding stock options and stock appreciation rights, in the related option price, and in the number of outstanding grants of Restricted Stock. In no event shall the value of any outstanding stock options, stock appreciated rights or Restricted Stock be diminished in any material respect. Incentive Stock Options shall be preserved in accordance with the provisions of Section 422(a) of the Internal Revenue Code of 1986, as amended or superseded. Any resulting fractional share, however, shall be eliminated.”